Exhibit 5.1

	Our ref:	DAL\33166\0012\28700772v8\DAL

Argo Blockchain plc	Your ref:
Eastcastle House,
27-28 Eastcastle Street,	Date:	8 March 2023
London,
United Kingdom,
W1W 8DH

Dear All

Argo Blockchain plc

1.	Introduction

1.1	We act as English legal advisers to Argo Blockchain plc, a public limited company incorporated in England and Wales under company number 11097258 (Company) in connection with the registration statement on Form S-8 (Registration Statement) filed by the Company with the U.S. Securities and Exchange Commission (SEC) under the U.S. Securities Act of 1933 (Securities Act) relating to the registration of ordinary shares of £0.001 each in the capital of the Company (Ordinary Shares). The Ordinary Shares are issuable under the following (together, the Plans and each a Plan):

1.1.1	the Company’s 2021 U.S. Equity Incentive Plan; and

1.1.2	2022 Equity Incentive Plan (as amended) together with a UK sub-plan to the 2022 Equity Incentive Plan (UK Sub-plan).

1.2	This opinion is given on the basis that it is governed by and construed in accordance with the laws of England and Wales as at the date of this opinion and we accept no responsibility for notifying any addressee of this opinion of any change in the laws of England and Wales after the date of this opinion.

2.	Documents and searches

2.1	For the purpose of this opinion we have examined originals or scanned pdf copies of:

2.1.1	the Registration Statement;

2.1.2	the rules of the Plans;

2.1.3	copies of the Company’s certificate of incorporation dated 5 December 2017 and the certificate of change of name of the Company dated 21 December 2017;

2.1.4	a copy of the memorandum of association and the articles of association of the Company as adopted on 6 September 2021 (Articles of Association),

2.1.5	the following documents (together the Corporate Authorities);

Fladgate LLP 16 Great Queen Street | London WC2B 5DG

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It is authorised and regulated by the Solicitors Regulation Authority. The term partner is used to refer to a member of Fladgate LLP.

A list of members is available at the above registered office.

2.1.5.1	a copy of the written resolutions of the board of directors of the Company passed on 26 July 2021 to adopt the 2021 U.S. Equity Incentive Plan;

2.1.5.2	a copy of the minutes of a meeting of the board of directors of the Company held on 20 June 2022 to adopt the 2022 Equity Incentive Plan;

2.1.5.3	written resolutions of the directors of the Company dated 7 March 2023 to approve certain amendments to the 2022 Equity Incentive Plan and to adopt the UK Sub-plan;

2.1.5.4	minutes of a general meeting of the Company held on 6 September 2021;

2.1.5.5	minutes of the annual general meeting of the Company held on 29 June 2022.

2.2	For the purpose of this opinion we have carried out or instructed Company Registrations Online Limited on our behalf to carry out the following searches of publicly available records:

2.2.1	a search of the on line register relating to the Company at Companies House carried out on 8 March 2023 at 7:39 p.m.; and

2.2.2	an online search of insolvency notices published by the London Gazette in relation to the Company carried out on 8 March 2023 at 7:39 p.m..

2.3	Apart from the documents listed in paragraph 2.1 (together, the Reviewed Documents) and the searches listed in paragraph 2.2 (together, the Company Searches) we have not, for the purposes of this opinion, conducted any other searches, examined any other documents or records whatsoever of, relating to or otherwise affecting the Company or any other person.

3.	Assumptions

For the purposes of this opinion we have assumed without investigation (other than the Company Searches):

3.1	the Reviewed Documents (whether originals or copies) are authentic, accurate and complete, all signatures are genuine and all Reviewed Documents identified as copies in paragraph 2.1 of this opinion conform with their originals;

3.2	the Reviewed Documents requiring execution have been validly executed by each of the parties to them and any Reviewed Document which is a deed has been validly executed and unconditionally delivered by each of the parties to it;

3.3	on the date of the allotment and issue of the Ordinary Shares pursuant to the relevant Plan (each an Allotment Date), the Company will comply with all applicable laws and regulatory requirements to allot and issue the Ordinary Shares and the Company will receive such amounts as are necessary to pay fully the nominal value of the Ordinary Shares and any applicable share premium, or capitalise profits of the Company or any sum standing to the credit of any available reserve of the Company in order to satisfy the nominal value of the Ordinary Shares and any applicable share premium;

3.4	the information disclosed by the Company Searches was as at the dates and times specified in paragraph 2.2 then correct, accurate and complete and:

3.4.1	has not since been altered and that the information provided to us pursuant to the Company Searches carried out does not include any inaccuracies (and will remain so at each Allotment Date); and

3.4.2	if the Company Searches were repeated on each Allotment Date, the information disclosed by such searches would not contain anything which (if it had been disclosed by the Company Searches) would prevent us from writing this letter to you;

3.5	the directors of the Company as at the time of each Allotment Date will have authority pursuant to the articles of association of the Company in force at the time of each Allotment Date, the Companies Act 2006 and/or any relevant authorisation by the members of the Company in a general meeting to:

3.5.1	issue and allot the Ordinary Shares; and

3.5.2	issue and allot the Ordinary Share for a cash consideration on a non pre-emptive basis.

3.6	any and all conditions to the relevant authority relied upon by the directors of the Company to allot and issue the Ordinary Shares will be satisfied;

3.7	as at the date of this opinion and as at each Allotment Date:

3.7.1	the Company has not (and as at each Allotment Date will not have) passed a voluntary winding up resolution;

3.7.2	no petition has been (and as at each Allotment Date will not have been) presented or any steps taken in contemplation of, or order made for the winding up or administration of, the Company;

3.7.3	no administrator, receiver, administrative receiver or similar officer has been (and as at each Allotment Date will not have been) appointed in relation to the Company nor any of its assets;

3.7.4	no meeting of the members and creditors of the Company has approved (and as at each Allotment Date will not have approved) proposals for a voluntary arrangement pursuant to section 4A of the Insolvency Act 1986;

3.7.5	the Company is not deemed (and as at each Allotment Date will not be deemed) unable to pay its debts (within the meaning of section 123 of the Insolvency Act 1986) and will not become unable to pay its debts as a result of entering into any of the Reviewed Documents;

3.7.6	the Company has not (and as at each Allotment Date will not have) obtained a moratorium under part II of schedule A1 to the Insolvency Act 1986 in respect of its indebtedness nor has anything been done by it or on its behalf for the purposes of obtaining a moratorium; and

3.7.7	no event analogous to any of the events referred to in paragraphs 3.7.1 to 3.7.6 (inclusive) has (and as at each Allotment Date will not have) occurred in or outside the United Kingdom,

3.8	no foreign main insolvency proceeding has been (and as at each Allotment Date will not have been) recognised in Great Britain under the Cross Border Insolvency Regulations 2006 (as amended or implemented by the European Union (Withdrawal) Act 2018 and regulations made under it) which would entitle actions in respect of any assets of the Company the subject of those foreign proceedings to be taken in Great Britain;

3.9	the Corporate Authorities were validly passed at either (as the case may be):

3.9.1	properly convened and duly held meetings of validly appointed directors of the Company at which a quorum was present throughout;

3.9.2	properly convened and duly held general meetings of the Company at which a quorum was present throughout;

3.10	the Reviewed Documents have not been (and as at each Allotment Date will not have been) amended, superseded or rescinded and are in full force and effect;

3.11	the directors of the Company have acted (and as at each Allotment Date will have acted) in good faith and have complied with their duties under all applicable laws in relation to the Corporate Authorities and the transactions contemplated thereby; and

3.12	the Company is not, nor will be (and as at each Allotment Date will not have been nor will be), engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated under the Corporate Authorities or any associated activity illegal, unlawful, void, voidable or unenforceable.

4.	Opinion

Based upon and subject to paragraphs 2, 3 and 5 of this letter and subject to any matters not disclosed to us, we are of the opinion that the Ordinary Shares, when issued, delivered and paid for (or credited by the Company as paid for using the Company’s profits or reserves) in accordance with the relevant Plan, will have been duly and validly issued, be fully paid and not be subject to any call for the payment of further capital.

5.	Reservations

Our opinion is given subject to the following reservations:

5.1	we express no opinion as to any law other than English law in force, and as interpreted, at the date of this opinion, and we accept no obligation to update this opinion after the date of this opinion;

5.2	we have not verified whether statements of fact (including foreign law), opinion or intention in the Reviewed Documents or any related documents are accurate, complete or reasonable;

5.3	we express no opinion as to any document other than the Reviewed Documents;

5.4	notice of the following matters might not be filed at Companies House or with the London Gazette immediately and, when filed, might not be available online immediately. Additionally, a search at Companies House or the London Gazette will not reveal (until the relevant order is made and any applicable filings are made) whether or not a winding up petition has been presented or if any steps have been taken to commence administration or for a voluntary arrangement. Accordingly the searches at Companies House or the London Gazette referred to in paragraphs 2.2.1 and 2.2.2 (and any similar searches carried out before an Allotment Date) are not conclusively capable of revealing whether or not:

5.4.1	a winding petition has been presented, a winding up order has been made in respect of a company or a resolution passed for its winding up;

5.4.2	meetings of the members and creditors of a company have approved proposals for a company voluntary arrangement;

5.4.3	a notice of intention to appoint administrators has been filed or an administration order has been made in respect of a company; or

5.4.4	an administrator, receiver, administrative receiver, or liquidator has been appointed in respect of a company or a moratorium (as provided in paragraph 3.7.6) has been obtained;

5.5	any term of an agreement may be amended orally by agreement between the parties despite any provision to the contrary contained in the agreement. Any provision in the Reviewed Documents which provides that in case of illegality, invalidity or enforceability of any provision in such a document the remaining provisions of it will not be affected, may not be effective. The effectiveness of such a provision will always depend upon the nature of the illegality, invalidity or enforceability in question;

5.6	where an obligation is to be performed in a jurisdiction outside England and Wales, that obligation may not be enforceable in England and Wales to the extent that:

5.6.1	its performance would be illegal or contrary to public policy under the laws of the jurisdiction in which it is to be performed; and

5.6.2	the English courts take account of the law of that jurisdiction;

5.7	this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally enforcement of creditors' rights and remedies from time to time;

5.8	we express no opinion as to whether:

5.8.1	the conditions precedent or conditions subsequent stated in the Reviewed Documents have been or will be fulfilled; or

5.8.2	the Reviewed Documents breach any other agreement or instrument.

6.	Benefit of opinion

6.1	This opinion is given to the party to whom it is addressed and is intended for its sole benefit. It may not be delivered to nor relied upon by any other person or for any other purpose nor is it to be quoted or referred to in any document or filed with any person except as set out below and, in any other case, with our prior written consent.

6.2	We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

6.3	Except for any liability which by law may not be excluded, our entire liability for any loss, damage, cost, interest or expense incurred by all the addressees and/or any other persons entitled to rely on this opinion (including loss of profits or any special, indirect, consequential or economic loss or any loss of anticipated savings) however arising out of, or in connection with this opinion, will not exceed £3,000,000 (three million pounds).

Yours faithfully

/s/ Fladgate LLP

Fladgate LLP